Exhibit 10.5
EXECUTION COPY
2009 RESTATEMENT OF
EXECUTIVE SEVERANCE AGREEMENT
     THIS RESTATEMENT (the “Restatement”) to the Executive Severance Agreement dated November 19, 2003 and amended on November 9, 2006 and November 21, 2008 (the “Agreement”) by and between THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”), and Mr. Marc N. Casper (the “Executive”) is made this 21st day of November, 2009 by and between the Company and the Executive (the “Effective Date”).
     WHEREAS, the Company recognizes that the uncertainty regarding the future employment prospects for key personnel may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from such uncertainty and related events and circumstances; and
     WHEREAS, as of October 15, 2009, the Executive became President and Chief Executive Officer of the Company;
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or
               (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          1.2 “Cause” shall mean:
               (a) the Executive commits a felony or any crime involving moral turpitude, or any conduct by the Executive that would reasonably be expected to result in a material injury to the Company if he were retained in his position, in each case as determined by the Board;
               (b) in carrying out his duties, the Executive intentionally engages in conduct that constitutes gross neglect or gross misconduct or any material violation of this Agreement or any material violation of applicable Company rule or policy, the violation of which amounts to gross neglect or gross misconduct, which, in each case that is curable, is not cured by the Executive within 30 days following written notice of such conduct from the Board; or
               (c) the Executive’s willful failure to respond to reasonable requests made by the full Board (or by a committee of the Board that has been established by the full Board) in connection with (1) a bona fide internal investigation relating to the Company that has been approved by the full Board (or by a committee of the Board that has been established by the full Board) or (2) a bona fide investigation relating to the Company by a federal or state regulatory or law enforcement authority, or the Executive’s willful destruction of documents or other materials known by the Executive to be relevant to such investigation, or the Executive’s willful destruction of documents or other materials not in accordance with Company policies (including any Company retention policy), or the Executive’s willful inducement of others to fail to cooperate or to produce documents or other materials, in each case which has continued for more than 30 days following written notice of such failure from the Board. Any determination to terminate the Executive’s employment for Cause as provided above shall be made by the full Board following any applicable cure period as provided above and following an opportunity for the Executive to be heard by the full Board.
          1.3 “Disability” means the Executive’s inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the Executive’s duties on behalf of the Company, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
          1.4 “Good Reason” shall mean termination by the Executive of his employment, after written notice to the Company within 30 days following the occurrence of any of the following events without his prior written consent:

               (a) a reduction in the Executive’s then current base salary or target bonus opportunity, except for a proportionate reduction applicable to all U.S. Band VI and VII executives of the Company;
               (b) the removal by the Board of the Executive from the position of President or Chief Executive Officer;
               (c) a material diminution in the Executive’s duties or responsibilities, including the assumption by the Board (in its entirety or by any member(s)) of any duty or responsibility that was previously the duty or responsibility of the Executive or his reports (other than bona fide temporary assumptions connected with the departure of one or more of his reports, provided that the Company in good faith is conducting a search for a replacement);
               (d) a change in the reporting structure so that (A) the Executive reports to any single person, or so that the Executive reports to any person(s) or entity other than the full Board, or (B) any officer or other member of senior management of the Company (including the Chief Financial Officer and General Counsel) reports to any person or entity other than the Executive (either directly or with the Executive’s consent to another officer or member of senior management of the Company who reports to the Executive);
               (e) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence and (ii) more than 30 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the date of this Agreement; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the date of this Agreement;
               (f) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or
               (g) a material breach of this Agreement by the Company.
Notwithstanding anything to the contrary, any action or event taken by the Board in good faith after receiving advice of counsel to comply with any applicable law, regulation, rule, order or other legal requirement, shall not constitute Good Reason. Following written notice from the Executive, as described above, the Company shall have 30 days in which to cure. If the Company fails to cure, the Executive’s termination shall become effective on the 31st day following the written notice.
     2. Term of Agreement; Not an Employment Contract. The term of this Agreement shall begin on the Effective Date and shall end on the date of the termination of the Executive’s employment with the Company, without limitation of any obligations of the parties hereunder following the date of termination. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.
     3. Benefits to Executive.
          3.1 Compensation.
               (a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:
                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
               (1) the sum of (A) the Executive’s base salary through the date of termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (C) the amount of any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and
               (2) the sum of (A) two (2) times the Executive’s annual base salary and target bonus as in effect immediately prior to the date of termination, and (B) the amount of any accrued vacation pay, to the extent not previously paid; and
                    (ii) for 24 months after the date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental and life insurance benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the date of termination or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that (A) if the terms of a benefit plan do not permit continued participation therein by a former employee, then an equitable arrangement shall be made by the Company (such as a substitute or alternative plan) to provide as substantially equivalent a benefit as is reasonably possible and (B) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family; and
                    (iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than severance benefits) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
               (b) Termination for Cause, Disability or Death. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) pay the Executive in a lump sum in cash within 30 days after the date of termination, the Executive’s base salary through the date of termination and (ii) timely pay or provide to the Executive the Other Benefits. If the Company terminates the Executive’s employment with the Company because of the Executive’s disability or the Executive’s death, then the Company shall (i) pay the Executive or the Executive’s estate, in a lump sum in cash within 30 days after the date of termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.
          3.2 Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $20,000, with such services to extend until the earlier of (i) 12 months following the termination of the Executive’s employment or (ii) the date the Executive secures full time employment.
          3.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 3 by seeking other employment or otherwise. Further, except as provided in Section 3.1(a)(ii), the amount of any payment or benefits provided for in this Section 3 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
          3.4. Release of Claims by Executive. The Executive shall not be entitled to any payments or other benefits hereunder unless the Executive executes and, if applicable, does not revoke, a full and complete release of claims and a reasonable and customary separation agreement that includes nondisparagement and cooperation provisions. The parties further agree that the separation agreement shall not include any restrictive covenants that are in addition to those already contained in the Noncompetition Agreement between the Company and the Executive dated November 21, 2009.

     4. Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     5. Successors.
          5.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          5.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     6. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 81 Wyman Street, Waltham, Massachusetts and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

     7. Miscellaneous.
          7.1 Resignation as Director and Officer. In the event of a termination of employment of the Executive for any reason, the Executive shall immediately resign as a member of the Board and as an officer of the Company, and the Executive shall immediately resign as a member of the board and as an officer of each of the Company’s subsidiaries and affiliates, unless requested by the Board to remain in any such position.
          7.2 Term Life Insurance Policy. The Company shall use its commercial best efforts to maintain a term life insurance policy on the life of the Executive providing for a death benefit of at least $3,000,000 payable to a beneficiary or beneficiaries designated by the Executive. The premiums for such policy will be paid by the Company until the earlier of (i) the date that the Executive no longer serves as an employee, officer, director or consultant of the Company or any of its subsidiaries or (ii) December 31, 2026. Upon the termination of the Executive’s service, the Company agrees to transfer the policy to a party designated by the Executive, subject to applicable laws or regulations.
          7.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          7.4 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          7.5 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          7.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          7.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          7.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, except as provided in the next sentence. Notwithstanding the foregoing sentence, if the Executive is party to an agreement with the Company providing for the payment of benefits in the event employment is terminated after a Change in Control (a “Change in Control Agreement”), such Change in Control Agreement shall not be terminated or cancelled by this Agreement and such Change in Control Agreement shall survive and remain in effect in accordance with its own terms. In the event the Executive actually receives benefits under the Change in Control Agreement, the Executive shall not also be entitled to receive benefits under this Agreement.
          7.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
     8. Payments Subject to Section 409A. Subject to the provisions in this Section 8, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
          a. It is intended that each payment or provision of any benefit, as the case may be, provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
          b. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
          c. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
               i. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
               ii. Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).
          d. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph d, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
          e. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
          f. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

THERMO FISHER SCIENTIFIC INC.
Dated: November 21, 2009	By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE
/s/ Marc N. Casper
Marc N. Casper